James Stafford

James Stafford
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 16 November 2007, with respect to the balance sheets of Rose Explorations Inc. as of 30 September 2007 and 2006, and the related statements of operations, cash flows and the changes in stockholder’s equity for each of the years then ended and for the period from the date of inception on 5 December to 30 September 2007 in the Form SB-2 of the Company dated 4 December 2007.

                                /s/ James Stafford
Vancouver, Canada                                                                                                                                                             Chartered Accountants

4 December 2007